EXHIBIT 23.2

Miller and Lents, Ltd.

International Oil and Gas Consultants

Twenty-Seventh Floor

1100 Louisiana

Houston, Texas 77002-5216

March 17, 2005

XTO Energy Inc.

810 Houston Street

Fort Worth, Texas 76102

Re:	Securities and Exchange Commission Form S-3 Registration Statement

The firm of Miller and Lents, Ltd. hereby consents to the use of its name and to the reference to its report regarding the XTO Energy Inc. Proved Reserves, Future Net Revenues, and Present Values of Future Net Revenues as of December 31, 2004, which is included in the XTO Energy Inc. Form 10-K for the year ended December 31, 2004, and incorporated by reference in this Registration Statement on Form S-3 of XTO Energy Inc.

Yours very truly,

MILLER AND LENTS, LTD.

By:	/S/JAMES C. PEARSON
James C. Pearson
Chairman